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                                                                   EXHIBIT 10.13

(CLIFFORD CHANCE LOGO)                             LIMITED LIABILITY PARTNERSHIP

                                                                  EXECUTION TEXT

                               DATED 29 JULY 2005

                                     between

                             HINDUSTAN ZINC LIMITED

                                   as Borrower

                                   arranged by

                               ABN AMRO BANK N.V.
                                     CALYON
                             STANDARD CHARTERED BANK
                            acting as Lead Arrangers

                                      with

                               ABN AMRO BANK N.V.
                                    as Agent

                                       and

               THE FINANCIAL INSTITUTIONS SPECIFIED IN SCHEDULE 1
                               as Original Lenders

                                   ----------

                           ONE HUNDRED AND TWENTY-FIVE
                   MILLION DOLLAR ($125,000,000) TERM FACILITY
                                    AGREEMENT

                                   ----------

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                                    CONTENTS

CLAUSE                                                                      PAGE
------                                                                      ----
1.     Definitions And Interpretation....................................     1
2.     The Facility......................................................    12
3.     Purpose...........................................................    12
4.     Conditions Of Utilisation.........................................    12
5.     Utilisation.......................................................    14
6.     Repayment.........................................................    15
7.     Prepayment And Cancellation.......................................    15
8.     Interest..........................................................    17
9.     Interest Periods..................................................    18
10.    Changes To The Calculation Of Interest............................    18
11.    Fees..............................................................    19
12.    Tax Gross Up And Indemnities......................................    20
13.    Increased Costs...................................................    22
14.    Other Indemnities.................................................    23
15.    Mitigation By The Lenders.........................................    24
16.    Costs And Expenses................................................    24
17.    Representations...................................................    26
18.    Information Undertakings..........................................    29
19.    Financial Covenants...............................................    31
20.    General Undertakings..............................................    34
21.    Events Of Default.................................................    38
22.    Changes To The Lenders............................................    42
23.    Changes To The Borrower...........................................    45
24.    Role Of The Agent And The Lead Arrangers..........................    46
25.    Conduct Of Business By The Finance Parties........................    51
26.    Sharing Among The Finance Parties.................................    51
27.    Payment Mechanics.................................................    54
28.    Set-Off...........................................................    56
29.    Notices...........................................................    56
30.    Calculations And Certificates.....................................    58
31.    Partial Invalidity................................................    59
32.    Remedies And Waivers..............................................    59

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
33.    Amendments And Waivers............................................    59
34.    Counterparts......................................................    60
35.    Governing Law.....................................................    61
36.    Enforcement.......................................................    61

Schedule 1 THE ORIGINAL PARTIES..........................................    62
       Part I The Borrower...............................................    62
       Part II The Original Lenders......................................    63

Schedule 2 CONDITIONS PRECEDENT..........................................    64

Schedule 3 REQUESTS......................................................    66
       Part I Utilisation Request........................................    66
       Part II Selection Notice..........................................    68

Schedule 4 MANDATORY COST FORMULAE.......................................    69

Schedule 5 FORM OF TRANSFER CERTIFICATE..................................    71

Schedule 6 FORM OF COMPLIANCE CERTIFICATE................................    73

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THIS AGREEMENT is dated this 29 July 2005 and made between:

(1)  HINDUSTAN ZINC LIMITED (the "BORROWER");

(2)  ABN AMRO BANK N.V., CALYON AND STANDARD CHARTERED BANK (the "LEAD
     ARRANGERS");

(3) THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the "ORIGINAL LENDERS"); and

(4)  ABN AMRO BANK N.V., as agent of the other Finance Parties (the "AGENT").

IT IS AGREED as follows:

                                    SECTION 1
                                 INTERPRETATION

1.   DEFINITIONS AND INTERPRETATION

1.1  DEFINITIONS

     In this Agreement:

     "ACCESSION AGREEMENT" means any and each accession agreement entered into on or after the date hereof, in respect of primary syndication of this Facility, pursuant to which an Original Lender will transfer a portion of its Commitments to new Lenders.

     "ADDITIONAL COST RATE" has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

     "AFFILIATE" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

     "AGENCY FEE LETTER" means the agency fee letter entered into, or to be entered into between the Borrower and the Agent.

     "ARRANGEMENT FEE LETTER" means the arrangement fee letter entered into or to be entered into between the Borrower and the Lead Arrangers.

     "AUTHORISATION" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

     "AUTHORISED SIGNATORY" means the managing director, a director or the chief financial officer of the Borrower, or any person so authorised by the board of directors of the Borrower.

     "AVAILABILITY PERIOD" means the period from and including the date of this Agreement to and including the date which is fourteen (14) days after the date of this Agreement (or such later date as may be agreed between the Lenders and the Borrower) provided that if the Availability Period would otherwise end on a day which is not a Business Day, it will instead end on the preceding Business Day.


                                       -1-

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     "AVAILABLE COMMITMENT" means a Lender's Commitment.

     "AVAILABLE FACILITY" means the aggregate for the time being of each Lender's Available Commitment under the Facilities.

     "BREAK COSTS" means the amount (if any) by which:

     (a) the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

     exceeds:

     (b) the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

     "BUSINESS DAY" means a day (other than a Saturday or Sunday) on which banks are open for general business in Mumbai, Singapore, London and New York.

     "COMMITMENT" means:

     (a) in relation to the Original Lenders, the amount set opposite its name under the heading "TOTAL COMMITMENT" in Part II of Schedule 1 (The Original Lenders) being the aggregate of its Tranche A Commitment, Tranche B Commitment, and Tranche C Commitment, and the amount of any other Commitment transferred to it under this Agreement; and

     (b) in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

     to the extent not cancelled, reduced or transferred by it under this Agreement.

     "COMPLIANCE CERTIFICATE" means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

     "CONTROL" (or any derivative thereof) means the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

     (a) appoint or remove the majority of the directors or other equivalent officers of the Borrower; or

     (b) give directions with respect to the operating and financial policies of the Borrower which the directors or other equivalent officers of the Borrower are obliged to comply with; or

     (c) direct the affairs of the Borrower and/or control the composition of the majority of the board of directors (or equivalent body) of the Borrower.


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     "CORE BUSINESS" means all of the business, assets and undertaking of the
     Borrower from time to time in relation to its operations as a zinc and lead mining and smelting company and any ancilliary operations, including energy related operations.

     "DEFAULT" means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

     "EVENT OF DEFAULT" means any event or circumstance specified as such in Clause 21 (Events of Default).

     "FACILITY" means each of:

     (a)  the Tranche A Facility made available under this Agreement;

     (b)  the Tranche B Facility made available under this Agreement; and

     (c)  the Tranche C Facility made available under this Agreement.

     "FACILITY OFFICE" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

     "FEE LETTERS" means the Arrangement Fee Letter and the Agency Fee Letter.

     "FINANCE DOCUMENT" means this Agreement, the Accession Agreement, the Relevant Documents Letter, the Fee Letters and any other document designated as such by the Agent and the Borrower.

     "FINANCE PARTY" means the Agent, the Lead Arrangers or any Lender.

     "FINANCIAL INDEBTEDNESS" means any indebtedness for or in respect of:

     (a)  moneys borrowed;

     (b)  any amount raised by acceptance under any acceptance credit facility;

     (c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

     (d) the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

     (e) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

     (f) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

     (g) any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

     (h) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

     (i)  any amount raised by the issue of redeemable shares;

     (j) any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance; and

     (k) (without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

     "FINANCIAL INVESTMENTS" means:

     (a) debt instruments issued by, or fully guaranteed or insured by, the government of the Republic of India;

     (b)  investments in mutual funds;

     (c) certificates of deposit, debt instruments or deposits with commercial banks and/or their Subsidiaries;

     (d) debt securities issued by any company or institution with a rating from CRISIL Limited of not less than AA or an equivalent rate from ICRA Limited, Credit Analysis and Research Limited or Fitch Ratings India Pvt Ltd.,

     in each case not subject to any Security and denominated and payable in Indian rupees (INR).

     "FIRST FACILITY AGREEMENT" means the facility agreement dated 31 March 2003 between the Borrower, as borrower and ANZ Investment Bank, as agent, arranger and original lender, as amended from time to time.

     "GAAP" means generally accepted accounting principles in India.

     "GROUP" means the Borrower and its Subsidiaries for the time being.

     "HOLDING COMPANY" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

     "INFORMATION MEMORANDUM" means any document concerning the Borrower which, at the Borrower's request and on its behalf, is or is to be prepared in relation to this transaction, approved by the Borrower and distributed by the Lead Arrangers prior to the date of this Agreement in connection with syndication.

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     "INTEREST PERIOD" means, each period determined in accordance with Clause 9
     (Interest Periods) and in relation to an Unpaid Sum, each period determined in accordance with Clause 8.4 (Default Interest) of this Agreement.

     "LENDER" means:

     (a)  any Original Lenders under this Agreement; and

     (b) any bank, financial institution, trust, fund or other entity which has become a Party under an Accession Agreement or otherwise in accordance with Clause 22 (Changes to the Lenders),

     which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

     "LIBOR" means:

     (a)  the applicable Screen Rate; or

     (b) (if no Screen Rate is available for dollars or for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent, at its request and quoted by the Reference Banks to leading banks in the London interbank market, as of 11am (London time) on the Quotation Day for the offering of deposits in dollars and for a period comparable to the Interest Period for that Loan.

     "LMA" means the Loan Market Association.

     "LOAN" means the loan made or to be made under this Agreement or the principal amount outstanding for the time being of that loan.

     "MAJORITY LENDERS" means:

     (a) if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

     (b) at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding (or, if the Loans outstanding have been reduced to zero, aggregated more than 66 2/3% of the Loans outstanding immediately prior to the reduction).

     "MANDATORY COST" means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formulae).

     "MARGIN" means:

     (a) for the Loan drawn under the Tranche A Facility, point four per cent. (0.40%) per annum;

     (b) for the Loan drawn under the Tranche B Facility, point six per cent. (0.60%) per annum; and

     (c) for the Loan drawn under the Tranche C Facility, point eight five per cent. (0.85%) per annum.

     "MATERIAL ADVERSE EFFECT" means a material adverse effect on:

     (a)  the financial condition or credit rating of the Borrower;

     (b) the ability of the Borrower to perform its obligations under the Finance Documents or the Relevant Documents; or

     (c) the validity or enforceability of the Finance Documents or the Relevant Documents or the rights or remedies of any Finance Party under the Finance Documents or the Relevant Documents.

     "MONTH" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

     (a) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

     (b) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

     The above rules will only apply to the last Month of any period.

     "ORIGINAL FINANCIAL STATEMENTS" means the Borrower's audited financial statements for its financial year ended 31 March 2005.

     "ORIGINAL LOAN" means all and any amounts outstanding pursuant to the First Facility Agreement and the Second Facility Agreement.

     "PARTICIPATING MEMBER STATE" means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

     "PARTY" means a party to this Agreement.

     "QUOTATION DAY" means, in relation to any period for which an interest rate is to be determined, not longer than two (2) Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

     "REFERENCE BANK" means ABN AMRO Bank N.V. and the principal London offices of Standard Chartered Bank and CALYON and/or such other bank or banks as may be appointed by the Agent in consultation with the Borrower.

     "RELEVANT DOCUMENTS" means mining leases in respect of Rampura Agucha, Rajpura Dariba and Zawar mines entered into by the Borrower as lessee.

     "RELEVANT INTERBANK MARKET" means the London interbank market.

     "REPEATING REPRESENTATIONS" means each of the representations set out in Clause 17 (Representations).

     "SCREEN RATE" means the British Bankers' Association Interest Settlement Rate for dollars for the relevant period, displayed on Reuters screen page LIBOR01. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

     "SECOND FACILITY AGREEMENT" means the facility agreement dated 25 June 2003 between the Borrower, as borrower and ANZ Investment Bank, as agent, arranger and original lender, as amended from time to time.

     "SECURITY" means a mortgage, charge, pledge, hypothecation, assignment, deposit arrangement, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect (including any conditional sale or other title retention agreement and any lease having substantially the same effect as the foregoing).

     "SELECTION NOTICE" means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 9 (Interest Periods).

     "SHAREHOLDERS AGREEMENT" means the shareholders agreement between Sterlite Opportunities and Ventures Limited and the Republic of India in relation to the shares in the Borrower.

     "SUBSIDIARY" means in relation to any company or corporation, a company or corporation:

     (a) which is controlled, directly or indirectly, by the first mentioned company or corporation;

     (b) more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

     (c) which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

     and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

     "TAX" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

     "TERMINATION DATE" means, in respect of:

     (i)  Tranche A Facility, 24 November 2006;

     (ii) Tranche B Facility, 24 November 2008; and

     (iii) Tranche C Facility, 24 November 2010,

     or if any of the dates set out at (i) to (iii) inclusive above are not Business Days, the immediately preceding Business Day.

     "TOTAL COMMITMENTS" means the aggregate of the Commitments being one hundred and twenty-five million dollars ($125,000,000) as at the date of this Agreement.

     "TRANSFER CERTIFICATE" means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

     "TRANCHE A COMMITMENT" means:

     (a) in relation to an Original Lender, the amount set opposite its name under the heading "TRANCHE A COMMITMENT" in Part II of Schedule 1 (The Original Lenders) and the amount of any other Tranche A Commitment transferred to it under this Agreement; and

     (b) in relation to any other Lender, the amount of any Tranche A Commitment transferred to it under this Agreement,

     to the extent not cancelled, reduced or transferred by it under this Agreement.

     "TRANCHE A FACILITY" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

     "TRANCHE B COMMITMENT" means:

     (a) in relation to the Original Lenders, the amount set opposite its name under the heading "TRANCHE B COMMITMENT" in Part II of Schedule 1 (The Original Lenders) and the amount of any other Tranche B Commitment transferred to it under this Agreement; and

     (b) in relation to any other Lender, the amount of any Tranche B Commitment transferred to it under this Agreement,

     to the extent not cancelled, reduced or transferred by it under this Agreement.

     "TRANCHE B FACILITY" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

     "TRANCHE C COMMITMENT" means:

     (a) in relation to the Original Lenders, the amount set opposite its name under the heading "TRANCHE C COMMITMENT" in Part II of Schedule 1 (The Original Lenders) and the amount of any other Tranche C Commitment transferred to it under this Agreement; and

     (b) in relation to any other Lender, the amount of any Tranche C Commitment transferred to it under this Agreement,

     to the extent not cancelled, reduced or transferred by it under this Agreement.

     "TRANCHE C FACILITY" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

     "TRANSFER DATE" means, in relation to a transfer, the later of:

     (a)  the proposed Transfer Date specified in the Transfer Certificate; and

     (b)  the date on which the Agent executes the Transfer Certificate.

     "UNPAID SUM" means any sum due and payable but unpaid by the Borrower under the Finance Documents.

     "UTILISATION" means a utilisation of a Facility.

     "UTILISATION DATE" means the date of a Utilisation, being the date on which the Loan is to be made.

     "UTILISATION REQUEST" means a notice substantially in the form set out in
     Part I of Schedule 3 (Requests).

     "VAT" means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature in any applicable jurisdiction.

     "VEDANTA GROUP" means Vedanta Resources Plc, and its Subsidiaries and Affiliates.

     "WORKING CAPITAL ASSETS" means the Borrower's current assets (excluding the movable properties), receivables, inventories and book debts, (excluding all investments) present or future.

     "WORKING CAPITAL FACILITY" means any bank facility extended or to be extended to the Borrower for the purpose of meeting the Borrower's working capital requirements in connection with the Core Business.

     "WORKING CAPITAL FACILITY LENDER" means any bank which provides a Working Capital Facility to the Borrower.

1.2  CONSTRUCTION

     (a) Unless a contrary indication appears any reference in this Agreement to:

          (i) The "AGENT", the "LEAD ARRANGERS", any "FINANCE PARTY", any "LENDER", the "BORROWER" or any "PARTY" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

          (ii) "ASSETS" includes present and future properties, revenues and rights of every description;

          (iii) a "FINANCE DOCUMENT" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, restated, supplemented or novated;

          (iv) "INDEBTEDNESS" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

          (v) a "PERSON" includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

          (vi) a "REGULATION" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

          (vii) a provision of law is a reference to that provision as amended or re-enacted;

          (viii) a time of day is a reference to London time; and

          (ix) in the event of any disagreement or dispute between the Agent or Majority Lenders and the Borrower regarding the materiality of any matter including of any event, occurrence, circumstance, change, fact, information, document, authorisation, proceeding, act, omission, claims, breach, default or otherwise, the opinion of the Agent or Majority Lenders as to the materiality of any of the foregoing shall be final and binding on the Borrower.

     (b)  Section, Clause and Schedule headings are for ease of reference only.

     (c) Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

     (d) A Default (other than an Event of Default) is "CONTINUING" if it has not been remedied or waived and an Event of Default is "CONTINUING" if it has not been waived.

1.3  CURRENCY SYMBOLS AND DEFINITIONS

     "$" and "DOLLARS" denote lawful currency of the United States of America.

1.4  THIRD PARTY RIGHTS

     (a) Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act

          1999 (the "THIRD PARTIES ACT") to enforce or to enjoy the benefit of any term of this Agreement.

     (b) Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

                                    SECTION 2
                                  THE FACILITY

2.   THE FACILITY

2.1  THE FACILITY

     Subject to the terms of this Agreement, the Lenders shall, throughout the Availability Period, make available to the Borrower:

     (a) a dollar term loan Tranche A Facility in the amount of the aggregate of the Tranche A Commitments;

     (b) a dollar term loan Tranche B Facility in the amount of the aggregate of the Tranche B Commitments; and

     (c) a dollar term loan Tranche C Facility in the amount of the aggregate of the Tranche C Commitments,

     in aggregate being an amount equal to the Total Commitments.

2.2  FINANCE PARTIES' RIGHTS AND OBLIGATIONS

     (a) The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

     (b) The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

     (c) A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.   PURPOSE

3.1  PURPOSE

     The Borrower shall apply all amounts borrowed by it under this Agreement to refinance the principal amount of the Original Loan.

3.2  MONITORING

     No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.   CONDITIONS OF UTILISATION

4.1  INITIAL CONDITIONS PRECEDENT

     The Borrower may not deliver the Utilisation Request under this Agreement unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2  FURTHER CONDITIONS PRECEDENT

     The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) of this Agreement if on the date of the Utilisation Request and on the proposed Utilisation Date:

     (a)  no Default is continuing or would result from the proposed Loan;

     (b) the Repeating Representations to be made by the Borrower are true in all material respects; and

     (c) no material adverse change in the business, condition (financial or otherwise) operations, performance, assets and prospects of the Borrower or any of its Affiliates, taken individually or as a whole since the date of the audited consolidated financial statements of the Borrower for the period ending 31 March 2005, or in the Republic of India generally or in the domestic Indian market for loans and debt security.

                                    SECTION 3
                                   UTILISATION

5.   UTILISATION

5.1  DELIVERY OF A UTILISATION REQUEST

     (a) The Borrower may utilise the Facilities by delivery to the Agent of a duly completed Utilisation Request not later than [3:00 p.m.] (Singapore time), five (5) Business Days before the proposed Utilisation Date.

     (b) The Borrower shall be entitled (subject to the terms of this Agreement) to deliver up a single Utilisation Request.

5.2  COMPLETION OF A UTILISATION REQUEST

     The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

          (i) the proposed Utilisation Date is a Business Day within the Availability Period;

          (ii) the currency and amount of the Utilisation comply with Clause 5.3 (Amount); and

          (iii) the proposed Interest Period complies with Clause 9 (Interest Periods).

5.3  AMOUNT

     (a)  The currency specified in a Utilisation Request must be dollars.

     (b) The amount of the proposed Loan must be an amount which is equivalent to but not more than the Available Facility.

5.4  LENDERS' PARTICIPATION

     The Agent shall notify each Lender of the amount of its participation in that Loan, in each case by 3:00 p.m. (Singapore time), three (3) Business Days before the proposed Utilisation Date.

                                    SECTION 4
                     REPAYMENT, PREPAYMENT AND CANCELLATION

6.   REPAYMENT

6.1  REPAYMENT OF LOAN

     The Borrower shall repay the Loan in respect of the Tranche A Facility, the Tranche B Facility and the Tranche C Facility on the relevant Termination Date.

7.   PREPAYMENT AND CANCELLATION

7.1  ILLEGALITY

     If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:

     (a) that Lender shall promptly notify the Agent upon becoming aware of that event;

     (b) upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

     (c) the Borrower shall repay that Lender's participation in the Loan made to the Borrower on the last day of the Interest Period occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent.

7.2  AUTOMATIC CANCELLATION

     At the close of the last Business Day of the Availability Period, the undrawn Commitment of each Lender at that time shall automatically be cancelled.

7.3  VOLUNTARY CANCELLATION

     The Borrower may, if it gives the Agent not less than seven (7) Business Days' (or such shorter period as the Majority Lenders may agree) prior written notice, cancel the whole or any part (but, if in part, in a minimum amount of one million dollars ($1,000,000)) of the Available Facilities (and in the proportions which the commitment under each Facility bears to the Total Commitments). Any cancellation under this Clause 7.3 shall reduce the Available Commitments of the Lenders by an amount which bears the same proportion to the total amount being cancelled as its Available Commitment (at the time) bears to the Total Commitments (at that time).

7.4  VOLUNTARY PREPAYMENT OF LOANS

     (a) The Borrower may, if it gives the Agent not less than twenty (20) Business Days' (or such shorter period as the Majority Lenders may agree) prior written notice of an intended prepayment, and if all necessary regulatory approvals are obtained (if any), prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of ten million dollars ($10,000,000)) on the last day of an Interest Period.

     (b) Any prepayment under this Agreement will be applied across all of the Facilities amounts outstanding, in the proportions which the relevant Facility amount outstanding bears to the aggregate amount outstanding.

     (c) The Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero).

7.5  RIGHT OF REPAYMENT AND CANCELLATION IN RELATION TO A SINGLE LENDER

     (a)  If:

          (i)  any Lender claims indemnification from the Borrower under Clause
               12.3 (Tax indemnity) or Clause 13 (Increased costs) of this Agreement; or

          (ii) any Lender notifies the Agent of its Additional Cost Rate under paragraph 3 of Schedule 4 (Mandatory Cost formulae),

          the Borrower may, whilst (in the case of paragraph (i) above) the circumstance giving rise to the requirement or indemnification continues or (in the case of paragraph (ii) above) that Additional Cost Rate is greater than zero, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loan.

     (b) On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

     (c) On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in the Loan.

7.6  RESTRICTIONS

     (a) Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

     (b) Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

     (c)  The Borrower may not reborrow any part of a Facility which is prepaid.

     (d) The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

     (e) No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

     (f) If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

                                    SECTION 5
                                INTEREST PERIODS

8.   INTEREST

8.1  INTEREST RATE

     The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

     (a)  Margin;

     (b)  LIBOR; and

     (c)  Additional Cost Rate, if any.

8.2  CALCULATION OF INTEREST

     Interest shall accrue from day to day at the rate determined under Clause
     8.1 (Interest Rate) and Clause 8.4 (Default Interest) on the basis of actual days elapsed and a 360 day year.

8.3  PAYMENT OF INTEREST

     On the last day of each Interest Period the Borrower shall pay accrued interest on the Loan to which that Interest Period relates.

8.4  DEFAULT INTEREST

     (a) If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below is two per cent. (2%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.4 shall be payable by the Borrower immediately on demand by the Agent.

     (b) If any overdue amount consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period:

          (i) the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period; and

          (ii) the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. (2%) higher than the rate which would have applied if the overdue amount had not become due.

     (c) Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.5  NOTIFICATION OF RATES OF INTEREST

     The Agent shall promptly notify the Lenders and the Borrower from time to time of the determination of a rate of interest under this Agreement. The certificate of the Agent as to the rate and the amount of interest payable under this Agreement shall, in the absence of manifest error, be conclusive and binding on all Parties.

9.   INTEREST PERIODS

9.1  SELECTION OF INTEREST PERIODS

     (a) The Borrower may select an Interest Period for the Loan in the Utilisation Request or (if the Loan has already been borrowed) in a Selection Notice.

     (b) Each Selection Notice for the Loan is irrevocable and must be delivered to the Agent by the Borrower not later than 9:30 a.m., five
          (5) Business Days before the proposed Utilisation Date.

     (c) If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be three (3) months.

     (d) Subject to the remaining provisions of this Clause 9.1, the Borrower may select an Interest Period of one (1), three (3) or six (6) Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders).

     (e) An Interest Period for the Loan shall not extend beyond the relevant Termination Date.

     (f) Each Interest Period for the Loan shall in respect of the first Interest Period, start on the Utilisation Date and on the last day of its preceding Interest Period for all subsequent Interest Period.

9.2  NON-BUSINESS DAYS

     If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not) or in the case of the final Interest Period for a Facility, the relevant Termination Date.

10.  CHANGES TO THE CALCULATION OF INTEREST

10.1 ABSENCE OF QUOTATIONS

     Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00 a.m. on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2 MARKET DISRUPTION

     (a) If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on each Lender's share of the Loan for the Interest Period shall be the rate per annum which is the sum of:

          (i)  the Margin;

          (ii) the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select; and

          (iii) the Additional Cost Rate, if any, applicable to that Lender's participation in the Loan.

     (b)  In this Agreement "MARKET DISRUPTION EVENT" means:

          (i) at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for dollars and the relevant Interest Period; or

          (ii) before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed thirty-five per cent. (35%) of the Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

10.3 ALTERNATIVE BASIS OF INTEREST OR FUNDING

     (a) If a Market Disruption Event occurs, the Agent and the Borrower shall (in good faith) enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

     (b) Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, take effect in accordance with its terms and be binding on all Parties.

10.4 BREAK COSTS

     (a) The Borrower shall, within seven (7) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

     (b) Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.  FEES

11.1 ARRANGEMENT FEE

     The Borrower shall pay to the Lead Arrangers the arrangement fee in the amount and at the times agreed in the Arrangement Fee Letter.

11.2 AGENCY FEE

     The Borrower shall pay to the Agent the agency fee in the amount and at the times agreed in the Agency Fee Letter.

                                    SECTION 6
                         ADDITIONAL PAYMENT OBLIGATIONS

12.  TAX GROSS UP AND INDEMNITIES

12.1 DEFINITIONS

     (a)  In this Agreement:

          "PROTECTED PARTY" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

          "TAX DEDUCTION" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

          "TAX PAYMENT" means either the increase in a payment made by the Borrower to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

     (b) Unless a contrary indication appears, in this Clause 12 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

12.2 TAX GROSS-UP

     (a) The Borrower shall make all payments to be made by it to any Finance Party without any Tax Deduction, unless a Tax Deduction is required by law.

     (b) The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower.

     (c) If a Tax Deduction is required by law or regulation to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

     (d) If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

     (e) Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3 TAX INDEMNITY

     (a) The Borrower shall (within seven (7) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

     (b)  Paragraph (a) above shall not apply:

          (i)  with respect to any Tax assessed on a Finance Party:

               (A) under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

               (B) under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

               if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

          (ii) to the extent a loss, liability or cost is compensated for by an increased payment under Clause 12.2 (Tax gross-up).

     (c)  A Protected Party making, or intending to make a claim under paragraph
          (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

     (d) A Protected Party shall, on receiving a payment from the Borrower under this Clause 12.3, notify the Agent.

12.4 STAMP TAXES

     The Borrower shall pay and, within seven (7) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.5 VALUE ADDED TAX

     (a) All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

     (b) Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT.

13.  INCREASED COSTS

13.1 INCREASED COSTS

     (a)  Subject to Clause 13.3 (Exceptions) the Borrower shall, within seven
          (7) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

     (b)  In this Agreement "INCREASED COSTS" means:

          (i) a reduction in the rate of return from a Facility or on a Finance Party's (or its Affiliate's) overall capital;

          (ii) an additional or increased cost; or

          (iii) a reduction of any amount due and payable under any Finance Document,

          which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2 INCREASED COST CLAIMS

     (a) A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

     (b) Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3 EXCEPTIONS

     (a) Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

          (i) attributable to a Tax Deduction required by law to be made by the Borrower;

          (ii) compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

          (iii) compensated for by the payment of the Mandatory Cost; or

          (iv) attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

     (b) In this Clause 13.3, a reference to a "TAX DEDUCTION" has the same meaning given to the term in Clause 12.1 (Definitions).

14.  OTHER INDEMNITIES

14.1 CURRENCY INDEMNITY

     (a) If any sum due from the Borrower under the Finance Documents (a "SUM"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "FIRST CURRENCY") in which that Sum is payable into another currency (the "SECOND CURRENCY") for the purpose of:

          (i)  making or filing a claim or proof against the Borrower;

          (ii) obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

          the Borrower shall as an independent obligation, within seven (7) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

     (b) The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2 OTHER INDEMNITIES

     The Borrower shall, within seven (7) Business Days of demand, indemnify each Finance Party against any cost and expense (including legal fees), loss or liability incurred by that Finance Party as a result of:

     (a)  the occurrence of any Event of Default;

     (b) a failure by the Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 26 (Sharing among the Finance Parties);

     (c) funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

     (d) a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.3 INDEMNITY TO THE AGENT

     The Borrower shall promptly indemnify the Agent against any cost and expense (including legal fees), loss or liability incurred by the Agent (acting reasonably) as a result of:

     (a)  investigating any event which it reasonably believes is a Default; or

     (b) acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15.  MITIGATION BY THE LENDERS

15.1 MITIGATION

     (a) Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 13 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

     (b) Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

15.2 LIMITATION OF LIABILITY

     (a) The Borrower shall indemnify each Finance Party for all costs and expenses (including legal fees) reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

     (b) A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.  COSTS AND EXPENSES

16.1 TRANSACTION EXPENSES

     Save as otherwise agreed, the Borrower shall promptly on demand pay the Agent and the Lead Arrangers the amount of all costs and expenses (including legal fees and fees of other external advisors) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

     (a) this Agreement and any other documents referred to in this Agreement up to a maximum amount of fifty thousand dollars ($50,000); and

     (b)  any other Finance Documents executed after the date of this Agreement.

16.2 AMENDMENT COSTS

     If (a) an amendment, waiver or consent or required in relation to any Finance Document or (b) an amendment is required pursuant to Clause 27.9 (Change of currency), the Borrower shall, within seven (7) Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3 ENFORCEMENT COSTS

     The Borrower shall, within seven (7) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees and fees of other external advisors) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

                                    SECTION 7
               REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.  REPRESENTATIONS

     The Borrower makes the representations and warranties set out in this Clause 17 to each Finance Party on the date of this Agreement.

17.1 STATUS

     (a) It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

     (b) It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

17.2 BINDING OBLIGATIONS

     The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law as at the date of this Agreement limiting the enforcement of its obligations, legal, valid, binding and enforceable obligations.

17.3 NON-CONFLICT WITH OTHER OBLIGATIONS

     The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

     (a)  any law or regulation applicable to it;

     (b)  its or any of its Subsidiaries' constitutional documents ; or

     (c) any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries' assets.

17.4 POWER AND AUTHORITY

     It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

17.5 VALIDITY AND ADMISSIBILITY IN EVIDENCE

     All Authorisations required or desirable:

     (a) to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

     (b) to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

     have been obtained or effected and are in full force and effect.

17.6 GOVERNING LAW AND ENFORCEMENT

     (a) The choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

     (b) Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

17.7 DEDUCTION OF TAX

     It is not required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document (other than withholding Tax which must be grossed-up in accordance with Clause 12 (Tax Gross up and Indemnities)).

17.8 REGISTRATION AND STAMP TAXES

     All registrations, recordings, billings or notarisations of any of the Finance Documents and all payments of any duty or stamp, registration or similar tax on the Finance Documents and all other action which is necessary to ensure the validity, enforceability or priority of the Finance Documents (or the transactions contemplated by the Finance Documents) in the Republic of India have been or will be duly effected, taken or made.

17.9 NO DEFAULT

     (a) No Default is continuing or might reasonably be expected to result from the making of any Utilisation.

     (b) No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which might have a Material Adverse Effect.

17.10 NEGATIVE PLEDGE

     No event of circumstances exist which might result in non-compliance with Clause 20.3 (Negative Pledge).

17.11 NO MISLEADING INFORMATION

     (a) Any factual information provided by any member of the Group for the purposes of the Information Memorandum was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

     (b) Nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the information contained in the Information Memorandum being untrue or misleading in any material respect.

     (c) All written information (other than the Information Memorandum) supplied by any member of the Group is true and accurate in all material respects as at the date it was given and is not misleading in any respect.

17.12 FINANCIAL STATEMENTS

     (a) Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

     (b) Its Original Financial Statements truly and fairly represent its financial condition and operations during the relevant financial year.

     (c) There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group) since the date of the Original Financial Statements.

17.13 PARI PASSU

     The claims of any of the Finance Parties against it under the Finance Documents to which it is a party rank or will rank at least pari passu with the claims of all its other present and future unsecured creditors save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application.

17.14 NO PROCEEDINGS PENDING OR THREATENED

     No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

17.15 TAXATION

     It has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (save to the extent that (i) payment is being contested in good faith, (ii) it has maintained adequate reserves for those Taxes and (iii) payment can be lawfully withheld).

17.16 NO IMMUNITY

     In any proceedings taken in its jurisdiction of incorporation in relation to this Agreement, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

17.17 PRIVATE AND COMMERCIAL ACTS

     Its execution of the Finance Documents constitutes, and its exercise of its rights and performance of its obligations hereunder will constitute, private and commercial acts done and performed for private and commercial purposes.

17.18 REQUIRED SHAREHOLDING

     As at the date of this Agreement members of the Vedanta Group holds not less than fifty-one per cent. (51%) of the issued share capital of the Borrower.

17.19 NO MATERIAL ADVERSE EFFECT

     No event of circumstances exists which might have a Material Adverse
     Effect.

17.20 CONTROL

     The Vedanta Group Controls the Borrower.

17.21 RELEVANT DOCUMENTS

     Each Relevant Document is in full force and effect, and has not been terminated or revoked, and no party is in default thereunder.

17.22 TITLE

     The Borrower (or the Group) has good and marketable title to the Core Business free and clear of all Security except the Security permitted by the Finance Documents.

17.23 REPETITION

     The Repeating Representations are deemed to be made by the Borrower (by reference to the facts and circumstances then existing) on the date of the Utilisation Request, the Utilisation Date and the first day of each Interest Period.

18.  INFORMATION UNDERTAKINGS

     The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1 FINANCIAL STATEMENTS

     The Borrower shall supply to the Agent in sufficient copies for all the
     Lenders:

     (a) as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of its financial years (being 31 March) its audited financial statements for that financial year; and

     (b)  as soon as the same become available, but in any event within ninety
          (90) days after the end of each half of each of its financial years (being 30 September) its financial statements for that financial half year together with management reports, if any.

18.2 COMPLIANCE CERTIFICATE

     (a) The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a) or (b) of Clause 18.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 19 (Financial covenants) as at the date as at which those financial statements were drawn up.

     (b) Each Compliance Certificate shall be signed by two (2) Authorised Signatories of the Borrower and, if required to be delivered with the financial statements delivered pursuant to paragraph (a) of Clause
          18.1 (Financial statements) shall be reported on by the Borrower's auditors.

18.3 REQUIREMENTS AS TO FINANCIAL STATEMENTS

     (a) Each set of financial statements delivered by the Borrower pursuant to Clause 18.1 (Financial statements) shall be certified by a director of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

     (b) The Borrower shall procure that each set of financial statements delivered pursuant to Clause 18.1 (Financial statements) is prepared using GAAP.

18.4 EXERCISE OF OPTIONS

     The Borrower shall notify the Agent upon becoming aware of any exercise or proposed exercise of a call option or a put option relating to shares in the Borrower under the Shareholders Agreement.

18.5 RELEVANT DOCUMENTS

     The Borrower shall notify the Agent of any amendment to a Relevant Document (as permitted under this Agreement) promptly after its occurrence.

18.6 INFORMATION: MISCELLANEOUS

     The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

     (a) all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

     (b) promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect; and

     (c) promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

18.7 NOTIFICATION OF DEFAULT

     (a) The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

     (b) Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its Authorised Signatories on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.8 USE OF WEBSITES

     (a) The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders ( the "Website Lenders") who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the "Designated Website") if:

          (i) the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

          (ii) both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

          (iii) the information is in a format previously agreed between the Borrower and the Agent.

          If any Lender (a "PAPER FORM LENDER") does not agree to the delivery of information electronically then the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

     (b) The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

     (c) The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

          (i) the Designated Website cannot be accessed due to technical failure;

          (ii) the password specifications for the Designated Website change;

          (iii) any new information which is required to be provided under this Agreement is posted onto the Designated Website;

          (iv) any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

          (v) the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

          If the Borrower notifies the Agent under paragraph (c)(i) or paragraph
          (c)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

          Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within ten (10) Business Days.

19.  FINANCIAL COVENANTS

19.1 FINANCIAL DEFINITIONS

     In this Clause 19:

     "BORROWINGS" means, at any time, the outstanding principal, capital or nominal amount and any fixed or minimum premium payable on prepayment or redemption of any indebtedness for or in respect of:

     (a)  moneys borrowed and debit balances with financial institutions;

     (b)  any amount raised by acceptance under any acceptance credit facility;

     (c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

     (d) the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease (but only the capitalised value therefore);

     (e) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

     (f) any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this Agreement is to raise finance; and

     (g) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing.

     "DEBT SERVICE" means, in respect of any Relevant Period, the aggregate of:

     (a)  Finance Charges;

     (b) the aggregate of all scheduled and mandatory payments of any Borrowings falling due and any voluntary prepayment made (but excluding any amounts falling due under any overdraft or revolving facility and which were available for simultaneous redrawing according to the terms of such facility and/or any amounts related to a committed refinancing);

     (c) the amount of the capital element of any payments in respect of that Relevant Period payable under any finance lease or capital lease entered into by the Borrower;

     and so that no amount shall be included more than once.

     "EBIT" means the profits of the Borrower from ordinary activities before taxation:

     (a)  before deducting any Finance Charges; and

     (b) before taking into account any items treated as exceptional or extraordinary items,

     in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining profits of the Borrower from ordinary activities before taxation.

     "EBITDA" means EBIT before deducting any amount attributable to the amortisation of intangible assets or the depreciation of tangible assets.

     "FINANCE CHARGES" means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment penalties or premiums and other finance payments in respect of Borrowings whether paid, payable or capitalised by the Borrower in respect of that Relevant Period:

     (a)  including the interest element of leasing and hire purchase payments;
          and

     (b) including any accrued commission, fees, discounts and other finance payments payable by the Borrower under any interest rate hedging arrangement.

     "GROSS REVENUE" means, for any Relevant Period, all revenues of the Borrower from the sale of all products and by-products of the Core Business, in each case, as set out in the most recent audited accounts of the Borrower.

     "INR" means the lawful currency of the Republic of India.

     "INTEREST PAYABLE" means the aggregate amount of accrued interest payable by the Borrower in respect of Borrowings.

     "RELEVANT PERIOD" means each period of twelve (12) months ending on the last day of the Borrower's financial year and each period of twelve (12) months ending on the last day of the first half of the Borrower's financial year (or such other period as agreed between the Borrower and the Majority Lenders).

     "TANGIBLE NET WORTH" means at any time the aggregate of the amounts paid up or credited as paid up on the issued ordinary share capital of the Borrower and the aggregate amount of the reserves of the Borrower, including:

     (a)  any amount credited to the share premium account;

     (b)  any capital redemption reserve fund; and

     (c) any balance standing to the credit of the profit and loss account of the Borrower,

     but deducting:

     (d)  any debit balance on the profit and loss account of the Borrower;

     (e) (to the extent included) any amount shown in respect of goodwill or other intangible assets of the Borrower;

     (f) (to the extent included) any amount set aside for taxation, deferred taxation or bad debts; and

     (g) any amount in respect of any dividend or distribution declared, recommended or made by the Borrower and to the extent such distribution is not provided for in the most recent financial statements, and so that no amount shall be included or excluded more than once.

     "TOTAL DEBT" means, at any time, the aggregate amount of all obligations of the Borrower for or in respect of Borrowings (including, without limitation secured and unsecured long term and short term debt including working capital facilities).

19.2 FINANCIAL CONDITION

     The Borrower shall ensure that:

     (a)  INTEREST COVER

          The ratio of EBIT to Interest Payable for any Relevant Period shall not at any time be less than 3.0 : 1.0

     (b)  LEVERAGE

          The ratio of Total Debt to EBITDA for any Relevant Period shall not at any time exceed 2.5:1.0:

     (c)  DEBT SERVICE

          The ratio of EBITDA to Debt Service for any Relevant Period shall not at any time be less than 1.5 : 1.0

     (d)  TANGIBLE NET WORTH

          The Tangible Net Worth of the Borrower shall at no time be less than sixteen billion Indian rupees (INR 16,000,000,000)

     (e)  GEARING

          The ratio of Total Debt to Tangible Net Worth shall at no time exceed
          1.5 : 1.0

19.3 FINANCIAL TESTING

     The financial covenants set out in Clause 19.2 (Financial condition) shall be tested by reference to each of the annual audited financial statements and semi-annual unaudited financial statements as well as each Compliance Certificate delivered pursuant to Clause 18.2 (Compliance Certificate).

20.  GENERAL UNDERTAKINGS

     The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1 AUTHORISATIONS

     The Borrower shall promptly:

     (a) obtain, comply with and do all that is necessary to maintain in full force and effect; and

     (b)  supply certified copies to the Agent of,

     any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

20.2 COMPLIANCE WITH LAWS

     The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

20.3 NEGATIVE PLEDGE

     (a) The Borrower shall not create or permit to subsist any Security over any of its present and future assets or revenues.

     (b)  The Borrower shall not:

          (i) sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Borrower or any other member of the Group;

          (ii) sell, transfer or otherwise dispose of any of its receivables on recourse terms;

          (iii) enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

          (iv) enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

     (c)  Paragraph (a) and (b) above does not apply to:

          (i) any Security granted to a Working Capital Facility Lender over Working Capital Assets as security for the Borrower's obligations under a Working Capital Facility;

          (ii) any netting or set-off arrangement entered into by the Borrower in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

          (iii) any lien arising by operation of law and in the ordinary course of trading; or

          (iv) where the Agent (acting on the instructions of all the Lenders) has provided prior written consent, such consent to be provided within 15 Business Days from the date of notice to the Lenders and such consent not to be unreasonably withheld.

20.4 DISPOSALS

     (a) The Borrower shall not, in any financial year, enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose any of any assets.

     (b) Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

          (i)  made in the ordinary course of business of the disposing entity;

          (ii) where the book value of the assets (when aggregated with the book value of the assets for any other sale, lease, transfer or other disposal by the Group, other than any permitted under paragraph
               (i) above) does not exceed twenty-five million dollars (US$25,000,000) (or its equivalent in another currency or currencies) in any financial year; or

          (iii) where the Agent (acting on the instructions of the Majority Lenders) has provided prior written consent.

20.5 MERGER

     The Borrower shall not (and shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction, without the prior written consent of the Agent (acting on the instructions of the Majority Lenders).

20.6 CHANGE OF BUSINESS

     The Borrower shall ensure that no substantial change is made to the general nature of its Core Business from time to time or the business of the Group from that carried on at the date of this Agreement.

20.7 INVESTMENTS AND ACQUISITIONS

     The Borrower shall not, other than in line with its Core Business, acquire any share or loan capital of any corporate body or other investments in aggregate in excess of ten per cent. (10%) of the Borrower's Tangible Net Worth provided that this restriction shall not be applied in the case of Financial Investments.

20.8 RELEVANT DOCUMENTS

     (a) The Borrower shall not agree to amend and shall procure that no Relevant Document is amended in such a way as will or will be likely to cause a Material Adverse Effect.

     (b) The Borrower shall not terminate or agree to terminate or issue any notice to terminate any Relevant Document without the prior written consent of the Agent (acting on the instructions of the Majority Lenders, not to be unreasonably withheld).

     (c) The Borrower shall comply with all of its obligations under the Relevant Documents.

     (d) The Borrower shall maintain and, in good faith and in the best interests of the Borrower take all reasonable steps to enforce its rights and to exercise its discretions under the Relevant Documents.

20.9 CORE BUSINESS OPERATIONS

     The Borrower will operate its Core Business in accordance with prudent operating practice.

20.10 INSURANCE

     The Borrower shall (and shall ensure that each member of the Group will) maintain insurances on and in relation to its Core Business with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

20.11 ENVIRONMENTAL COMPLIANCE

     The Borrower shall (and shall ensure that each member of the Group will) comply in all material respects with all environmental law and obtain and maintain any environmental permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same where failure to do so might reasonably be expected to have a Material Adverse Effect.

20.12 TAXATION

     The Borrower shall (and shall ensure that each member of the Group will) duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (save to the extent that (i) payment is being contested in good faith, (ii) adequate reserves are being maintained for those Taxes and (iii) payment can be lawfully withheld).

20.13 LOANS AND GUARANTEES

     The Borrower shall not (and shall ensure that no member of the Group will) make any loans, grant any credit or give any guarantee or indemnity (except as required under any of the Finance Documents) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent (save in the ordinary course of business), in respect of any obligation of any person, of an aggregate amount of twenty-five million dollars ($25,000,000) or more in any financial year provided that this restriction shall not be applied in the case of Financial Investments.

20.14 DIVIDENDS

     While any Default is continuing, the Borrower shall not (and shall ensure that no member of the Group will) pay, make or declare any dividend or other distribution in respect of any financial year of that member of the Group (unless the Agent, acting on the instructions of all the Lenders, has provided its prior written consent).

20.15 SYNDICATION

     The Borrower shall provide reasonable assistance to the Lead Arrangers in the preparation of the Information Memorandum for the purposes of the syndication of the Loan. Any such assistance shall include, without limitation, the availability of senior management for the purpose of presentations to and/or meetings with a potential lending institutions, and the Borrower shall comply with all reasonable requests for information from potential syndicate members for the purposes of achieving a successful syndication.

20.16 FINANCIAL YEAR

     The Borrower agrees not to change the date of the end of its financial year or financial half-year without the consent of the Agent (acting on the instructions of the Majority Lenders).

20.17 FINANCIAL INDEBTEDNESS

     The Borrower shall not incur any Financial Indebtedness or any obligation in respect thereof which is, in the opinion of the Lenders, on terms and conditions (other than pricing) more favourable to the persons from time to time providing such Financial Indebtedness, than the terms and conditions of this Agreement unless at the same time:

     (a) the Borrower offers to execute an amendment to this Agreement the effect of which is to give the benefit of such more favourable terms and conditions to the Agent, Lead Arrangers and Lenders hereunder; and

     (b) to the extent the Lenders accept such offer, the Borrower executes such amendment,

     PROVIDED THAT no Financial Indebtedness shall be incurred unless the Borrower is in compliance with the financial covenants contained in Clause 19 (Financial Covenants) of this Agreement and no Default has occurred and is continuing.

20.18 HEDGING

     The Borrower shall follow prudent hedging policies and shall not enter into speculative hedging transactions. In any financial year, the Borrower shall not enter into hedging transactions with a value in excess of its forecast annual production of lead and zinc metals.

20.19 CONSTITUTIONAL CHANGES

     The Borrower shall not effect changes in its constitution (i.e. memorandum and articles of association) without the prior written consent of the Majority Lenders.

21.  EVENTS OF DEFAULT

     Each of the events or circumstances set out in Clause 21 is an Event of Default.

21.1 NON-PAYMENT

     The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable.

21.2 FINANCIAL COVENANTS

     Any requirement of Clause 19 (Financial covenants) is not satisfied.

21.3 OTHER OBLIGATIONS

     (a) The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 21.1 (Non-payment) and Clause 21.2 (Financial covenants)).

     (b) No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within five (5) Business Days of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

21.4 MISREPRESENTATION

     Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

21.5 CROSS DEFAULT

     (a) Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

     (b) Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

     (c) Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

     (d) Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of a payment event of default (however described).

     (e) No Event of Default will occur under this Clause 21.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than ten million dollars (US$10,000,000) (or its equivalent in any other currency or currencies) EXCEPT THAT if such Financial Indebtedness or commitment for Financial Indebtedness has fallen due or been cancelled as a result of a default other than a payment default (and the Majority Lenders determine in their absolute discretion that such default is a technical default), such threshold shall be increased to twenty million dollars (US$20,000,000) (or its equivalent in any other currency or currencies) provided that the Borrower cures (to the satisfaction of the Majority Lenders) such technical default within seven (7) days of its occurrence. If during such seven (7) day period, any lenders in relation to any other Financial Indebtedness in excess of ten million dollars (US$10,000,000) (or its equivalent in any other currency or currencies) declare such Financial Indebtedness to be due and payable or cancel their commitment for Financial Indebtedness (whether as a result of such technical default or otherwise), an Event of Default shall immediately occur under this Clause 21.5 without reference to the increased threshold or cure period referred to in this Clause 21.5(e).

21.6 INSOLVENCY

     (a) A member of the Group is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

     (b) A moratorium is declared in respect of any indebtedness of any member of the Group.

21.7 INSOLVENCY PROCEEDINGS

     Any corporate action, legal proceedings or other procedure or step is taken in relation to:

     (a) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group;

     (b) a composition, compromise, assignment or arrangement with any creditor of any member of the Group which has the effect of suspending, cancelling or waiving payments;

     (c) the appointment of a provisional liquidator, a liquidator, receiver, receiver or manager, administrative receiver, administrator, compulsory or interim manager or other similar officer in respect of any member of the Group or any of its assets;

     (d) the Borrower becoming sick or potentially sick and/or the Borrower is referred to the Indian Board of Industrial and Financial Reconstruction or any other body similarly empowered;

     (e) enforcement of any Security over any assets of any member of the Group; or

     (f) any of the events described in (a) to (d) above in respect of a Subsidiary of the Borrower, but only where such event might have a Material Adverse Effect,

     or any analogous procedure or step is taken in any jurisdiction.

21.8 CREDITORS' PROCESS

     Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group.

21.9 GOVERNMENT ACTION

     Any nationalisation or government expropriation affects any part of the Core Business.

21.10 UNLAWFULNESS

     It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents or the Relevant Documents.

21.11 REPUDIATION

     The Borrower repudiates or evidences an intention to repudiate:

          (i)  a Finance Document; or

          (ii) a Relevant Document where such repudiation will have a Material Adverse Effect.

21.12 TERMINATION OF RELEVANT DOCUMENTS OR INABILITY TO OPERATE BUSINESS

     An event occurs which:

     (a) with the giving of notice, would allow a party other than the Borrower to terminate a Relevant Document and as a result of such termination there is or will be likely to be a Material Adverse Effect; or

     (b)  would otherwise prevent the Borrower from operating its Core Business.

21.13 MATERIAL ADVERSE CHANGE

     Any event or circumstance occurs which the Majority Lenders reasonably believe might have a Material Adverse Effect.

21.14 REQUIRED SHAREHOLDING

     Any member of the Vedanta Group sells any of its shares in the Borrower, to any person other than an Affiliate, where the result of such a sale would be that the Vedanta Group would hold less than fifty one per cent. (51%) of the issued share capital in the Borrower.

21.15 MANAGEMENT CONTROL

     The Vedanta Group ceases to Control the Borrower.

21.16 ACCELERATION

     On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders (subject to the remainder of this Clause 21.16), by notice to the Borrower:

     (a) cancel the Total Commitments whereupon they shall immediately be cancelled;

     (b) declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

     (c) declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand.

     In respect of a payment default under Clause 21.1 (Non-payment), when making a declaration under sub-paragraphs (b) or (c) of this Clause 21.16 in relation to each or any individual Facility (whether or not the payment default relates to that Facility), the Agent must act upon the directions of the Majority Lenders calculated in respect of that Facility only.

                                    SECTION 8
                               CHANGES TO PARTIES

22.  CHANGES TO THE LENDERS

22.1 ASSIGNMENTS AND TRANSFERS BY THE LENDERS

     Subject to this Clause 22 a Lender (the "EXISTING LENDER") may:

     (a)  assign any of its rights; or

     (b)  transfer by novation any of its rights and obligations,

     under this Agreement to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "NEW LENDER").

22.2 CONDITIONS OF ASSIGNMENT OR TRANSFER

     (a) An assignment will only be effective on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lenders under this Agreement.

     (b) A transfer under Clause 22.1 (Assignments and Transfers by the Lenders) will only be effective if the procedure set out in Clause
          22.5 (Procedure for transfer) is complied with.

22.3 ASSIGNMENT OR TRANSFER FEE

     Except in the case of a transfer pursuant to an Accession Agreement, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of one thousand dollars ($1,000).

22.4 LIMITATION OF RESPONSIBILITY OF EXISTING LENDERS

     (a) Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

          (i) the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

          (ii) the financial condition of the Borrower;

          (iii) the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

          (iv) the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

          and any representations or warranties implied by law are excluded.

     (b) Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

          (i) has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

          (ii) will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

     (c)  Nothing in any Finance Document obliges an Existing Lender to:

          (i) accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

          (ii) support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

22.5 PROCEDURE FOR TRANSFER

     (a) Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

     (b)  On the Transfer Date:

          (i) to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "DISCHARGED RIGHTS AND OBLIGATIONS");

          (ii) the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

          (iii) the Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Lead Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

          (iv) the New Lender shall become a Party as a "Lender".

22.6 DISCLOSURE OF INFORMATION

     Any Finance Party may disclose to any of its Affiliates or any head, branch and representative office and any other person:

     (a) to (or through) whom that Finance Party assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

     (b) with (or through) whom that Finance Party enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower; or

     (c) to whom, information is required to be disclosed by any applicable law or regulation or any judicial, quasi judicial or administrative order,

     any customer information or other information about the Borrower, the Group and the Finance Documents as that Finance Party shall consider appropriate.

     (d) if the Borrower commits a default in payment of any amount under this Agreement, any Finance Party will have an unqualified right to disclose to such persons as the Finance Party thinks fit or publish the details of the default and the name of the Borrower and its directors as defaulters, and any other information pertaining to the Borrower, the Group or any of the directors of the Borrower or its Group in such manner, through such medium and in such jurisdiction as such Finance Party in its absolute discretion may think fit.

     (e) this Clause 22.6 is not, and shall not be deemed to constitute, an express or implied agreement by any Finance Party with the Borrower or the Group for a higher degree of confidentiality than that prescribed under any applicable law.

22.7 "KNOW YOUR CUSTOMER" CHECKS

     (a) The Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any prospective New Lender) or any Lender (for itself or on behalf of any prospective Assignee) to carry out and be satisfied with the results of all necessary "know your customer" or other checks in relation to any person that it is required to carry out pursuant to the transactions contemplated in the Finance Documents; and

     (b) Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied with the results of all necessary "know your customer" or other checks in relation to any person that it is required to carry out pursuant to the transactions contemplated in the Finance Documents.

23.  CHANGES TO THE BORROWER

     The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents without prior written consent of all the Lenders.

                                    SECTION 9
                               THE FINANCE PARTIES

24.  ROLE OF THE AGENT AND THE LEAD ARRANGERS

24.1 APPOINTMENT OF THE AGENT

     (a) Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

     (b) Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.2 DUTIES OF THE AGENT

     (a) The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

     (b) Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

     (c) If the Agent receives notice from a Lender referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

     (d) If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Lender under this Agreement it shall promptly notify the other Finance Parties.

     (e) The Agent's duties under the Finance Documents are solely mechanical and administrative in nature and the Agent shall have no other duties, save as expressly set out in this Agreement and any other Finance Document to which it is a party.

24.3 ROLE OF THE LEAD ARRANGERS

     Except as specifically provided in the Finance Documents, the Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

24.4 NO FIDUCIARY DUTIES

     (a) Nothing in this Agreement constitutes the Agent or the Lead Arrangers as a trustee or fiduciary of any other person.

     (b) Neither the Agent nor the Lead Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.5 BUSINESS WITH THE GROUP

     The Agent and the Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

24.6 RIGHTS AND DISCRETIONS OF THE AGENT

     (a)  The Agent may rely on:

          (i) any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

          (ii) any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

     (b) The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

          (i) no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment)); and

          (ii) any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

     (c) The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

     (d) The Agent may act in relation to the Finance Documents through its personnel and agents.

     (e) The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

     (f) Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Lead Arrangers are obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

24.7 MAJORITY LENDERS' INSTRUCTIONS

     (a) Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

     (b) Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

     (c) The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

     (d) In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

     (e) In the absence of instructions from any/all of the Lenders within fourteen (14) days following a request from the Borrower for consent pursuant to Clause 20.8(b), the Agent shall deem the relevant Lender(s) to have granted their consent to such request.

     (f) The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

24.8 RESPONSIBILITY FOR DOCUMENTATION

     Neither the Agent nor any of the Lead Arrangers:

     (a) is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Lead Arrangers, the Borrower or any other person given in or in connection with any Finance Document or the Information Memorandum; or

     (b) is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

     (c) is obliged to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Lead Arrangers.

24.9 EXCLUSION OF LIABILITY

     (a) Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

     (b) No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.4 (Third Party Rights) and the provisions of the Contracts (Rights of Third Parties) Act 1999.

     (c) The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

24.10 LENDERS' INDEMNITY TO THE AGENT

     Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Borrower pursuant to a Finance Document).

24.11 RESIGNATION OF THE AGENT

     (a) The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

     (b) Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

     (c) If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within thirty (30) days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent.

     (d) The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

     (e) The Agent's resignation notice shall only take effect upon the appointment of a successor.

     (f) If the Borrower fails to pay any fees due to the Agent under any Agency Fee Letter or the Lenders fail to indemnify the Agent pursuant to Clause 24.10 (Lenders' Indemnity to the Agent), the Agent may resign within thirty (30) days following notice of such resignation was given to the Borrower and the Lenders. Such resignation shall become effective upon the expiry of such notice period, notwithstanding that a successor Agent may not have been appointed in accordance with this Clause 24.11.

     (g) Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 24. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

     (h) After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph
          (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

24.12 CONFIDENTIALITY

     (a) In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

     (b) If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

24.13 RELATIONSHIP WITH THE LENDERS

     (a) The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five (5) Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

     (b) Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with
          Schedule 4 (Mandatory Cost formulae).

24.14 CREDIT APPRAISAL BY THE LENDERS

     Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

     (a) the financial condition, status and nature of each member of the Group;

     (b) the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

     (c) whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

     (d) the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

24.15 AGENT'S MANAGEMENT TIME

     Any amount payable to the Agent under Clause 14.2 (Other Indemnities), Clause 14.3 (Indemnity to the Agent), Clause 16 (Costs and expenses) and Clause 24.10 (Lenders' indemnity to the Agent) shall include the cost of utilising the Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under the this Agreement and the Fee Letters.

24.16 DEDUCTION FROM AMOUNTS PAYABLE BY THE AGENT

     If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.  CONDUCT OF BUSINESS BY THE FINANCE PARTIES

     No provision of this Agreement will:

     (a) interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

     (b) oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

     (c) oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

26.  SHARING AMONG THE FINANCE PARTIES

26.1 PAYMENTS TO FINANCE PARTIES

     If a Finance Party (a "RECOVERING FINANCE PARTY") receives or recovers any amount from the Borrower other than in accordance with Clause 27 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

     (a) the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Agent;

     (b) the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 27 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

     (c) the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the "SHARING PAYMENT") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.5 (Partial payments).

26.2 REDISTRIBUTION OF PAYMENTS

     The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 27.5 (Partial payments).

26.3 RECOVERING FINANCE PARTY'S RIGHTS

     (a) On a distribution by the Agent under Clause 26.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

     (b) If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

26.4 REVERSAL OF REDISTRIBUTION

     If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

     (a) each Lender which has received a share of the relevant Sharing Payment pursuant to Clause 26.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

     (b) that Recovering Finance Party's rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.

26.5 EXCEPTIONS

     (a) This Clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.

     (b) A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

          (i) it notified that other Finance Party of the legal or arbitration proceedings; and

          (ii) that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

                                   SECTION 10
                                 ADMINISTRATION

27.  PAYMENT MECHANICS

27.1 PAYMENTS TO THE AGENT

     (a) On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

     (b) Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

27.2 DISTRIBUTIONS BY THE AGENT

     Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to the Borrower), Clause
     27.4 (Clawback) and Clause 24.16 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days notice with a bank in the principal financial centre of the country of that currency.

27.3 DISTRIBUTIONS TO THE BORROWER

     The Agent may (with the consent of the Borrower or in accordance with Clause 28 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4 CLAWBACK

     (a) Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

     (b) If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

27.5 PARTIAL PAYMENTS

     (a) If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

          (i) FIRST, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Lead Arrangers under the Finance Documents;

          (ii) SECONDLY, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under the Finance Documents;

          (iii) THIRDLY, in or towards payment pro rata of any principal due but unpaid under the Finance Documents; and

          (iv) FOURTHLY, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

     (b) The Agent shall, if so directed by all the Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

     (c) Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

27.6 NO SET-OFF THE BORROWER

     All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.7 BUSINESS DAYS

     (a) Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

     (b) During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.8 CURRENCY OF ACCOUNT

     (a) Subject to paragraphs (b) and (c) below dollars is the currency of account and payment for any sum from the Borrower under any Finance Document.

     (b) Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

     (c) Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

27.9 CHANGE OF CURRENCY

     (a) Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

          (i) any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

          (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

     (b) If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

28.  SET-OFF

     A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.  NOTICES

29.1 COMMUNICATIONS IN WRITING

     Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or telex or electronic mail, except in the case of a consent or an agreement required pursuant to this Agreement or any other of the Finance Documents which must be made in writing by fax or letter, unless otherwise agreed by the Agent.

29.2 ADDRESSES

     The address, fax number and telex number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

     (a)  in the case of the Borrower, that identified with its name below;

     (b) in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

     (c) in the case of the Agent, that identified with its name below, or any substitute address, fax number, telex number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five
     (5) Business Days' notice.

29.3 DELIVERY

     (a) Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

          (i)  if by way of fax, when received in legible form; or

          (ii) if by way of letter, when it has been left at the last notified address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

          (iii) if by way of telex, when despatched, but only if, at the time of transmission, the correct answerback appears at the start and at the end of the sender's copy of the notice; or

          (iv) if by way of electronic mail, when the sender receives a confirmation of delivery to the recipient;

          and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

     (b) Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).

     (c)  All notices from or to the Borrower shall be sent through the Agent.

     (d) Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to the Borrower.

     (e) Any communication or document received on a non-Business Day or after 5 p.m. (in the recipient's jurisdiction) on a Business Day shall be deemed to have been received on the following Business Day.

29.4 NOTIFICATION OF ADDRESS, FAX NUMBER AND TELEX NUMBER

     Promptly upon receipt of notification of an address, fax number and telex number or change of address, fax number or telex number pursuant to Clause
     29.2 (Addresses) or changing its own address, fax number or telex number, the Agent shall notify the other Parties.

29.5 ELECTRONIC COMMUNICATION

     (a) Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

          (i) agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

          (ii) notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

          (iii) notify each other of any change to their address or any other such information supplied by them.

     (b) Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

29.6 ENGLISH LANGUAGE

     (a) Any notice given under or in connection with any Finance Document must be in English.

     (b) All other documents provided under or in connection with any Finance Document must be:

          (i)  in English; or

          (ii) if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30.  CALCULATIONS AND CERTIFICATES

30.1 ACCOUNTS

     In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

30.2 CERTIFICATES AND DETERMINATIONS

     Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3 DAY COUNT CONVENTION

     Any interest or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

31.  PARTIAL INVALIDITY

     If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32.  REMEDIES AND WAIVERS

     No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

33.  AMENDMENTS AND WAIVERS

33.1 REQUIRED CONSENTS

     (a) Subject to Clause 33.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

     (b) The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

33.2 EXCEPTIONS

     (a) An amendment or waiver that has the effect of changing or which relates to:

          (i)  the definition of "Majority Lenders" in Clause 1.1 (Definitions);

          (ii) an extension to the date of payment of any amount under the Finance Documents;

          (iii) a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

          (iv) an increase in or an extension of any Commitment;

          (v)  a change to the Borrower;

          (vi) any provision which expressly requires the consent of all the Lenders; or

          (vii) Clause 2.2 (Finance Parties' rights and obligations), Clause 22 (Changes to the Lenders) or this Clause 33,

          shall not be made without the prior consent of all the Lenders.

     (b) An amendment or waiver which relates to the rights or obligations of the Agent or the Lead Arrangers may not be effected without the consent of the Agent or the Lead Arrangers.

34.  COUNTERPARTS

     Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

                                   SECTION 11
                          GOVERNING LAW AND ENFORCEMENT

35.  GOVERNING LAW

     This Agreement is governed by English law.

36.  ENFORCEMENT

36.1 JURISDICTION

     (a) The courts of England have jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a "DISPUTE").

     (b) The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

     (c) No Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

36.2 SERVICE OF PROCESS

     Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

     (a) irrevocably appoints Morgan Walker Solicitors, 115A Chancery Lane, London WC2A 1PR, England (Attention: Ashok Sancheti, Partner) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

     (b) agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

36.3 WAVIER OF IMMUNITY

     The Borrower waiver generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of:

     (a) the giving of any relief by way of injunction or order for specific performance or for the recovery of assets of revenues; and

     (b) the issue of any process against its assets or revenues for the enforcement of a judgement or, in an action in rem, for the asset, detection or sale of any of its assets and revenues.

THIS AGREEMENT HAS BEEN ENTERED INTO ON THE DATE STATED AT THE BEGINNING OF THIS AGREEMENT.

                                   SCHEDULE 1

                              THE ORIGINAL PARTIES

                                     PART I

                                  THE BORROWER

NAME OF BORROWER       REGISTRATION NUMBER (OR EQUIVALENT, IF ANY) AND DETAILS
                       FOR NOTICES

Hindustan Zinc Limited Vedanta House
                       75, Nehru Road
                       Vile Parle (East)
                       Mumbai - 400 099

                       Tel: +91 4656 1000

                       Fax: +91 5646 1450

                       Attention: Tarun Jain

                                     PART II

                              THE ORIGINAL LENDERS

                                             TRANCHE A     TRANCHE B     TRANCHE C        TOTAL
              NAME OF LENDER                 COMMITMENT    COMMITMENT    COMMITMENT    COMMITMENT
              --------------                -----------   -----------   -----------   ------------
ABN AMRO Bank N.V.                            3,000,000     6,500,000     3,000,000     12,500,000
Bank of Taiwan, Singapore Branch              1,200,000     2,600,000     1,200,000      5,000,000
CALYON, Singapore Branch                      3,000,000     6,500,000     3,000,000     12,500,000
Canara Bank                                     480,000     1,040,000       480,000      2,000,000
Cathay United Bank                            1,560,000     3,380,000     1,560,000      6,500,000
Chang Hwa Commercial Bank Ltd.                  780,000     1,690,000       780,000      3,250,000
Chiao Tung Bank Co., Ltd., Singapore
   Branch                                       780,000     1,690,000       780,000      3,250,000
DBS Bank Limited                              2,460,000     5,330,000     2,460,000     10,250,000
The Export-Import Bank of the Republic
   of China                                     960,000     2,080,000       960,000      4,000,000
Hua Nan Commercial Bank, Singapore Branch     1,560,000     3,380,000     1,560,000      6,500,000
The International Commercial Bank of
   China, Co. Ltd., Labuan Branch               780,000     1,690,000       780,000      3,250,000
Mascareignes International Bank Ltd.            780,000     1,690,000       780,000      3,250,000
Mizuho Corporate Bank, Ltd., Singapore
   Branch                                     2,400,000     5,200,000     2,400,000     10,000,000
National Bank of Kuwait S.A.K.                1,560,000     3,380,000     1,560,000      6,500,000
The Shanghai Commercial and Savings
   Bank, Ltd.                                   480,000     1,040,000       480,000      2,000,000
Standard Chartered Bank                       3,000,000     6,500,000     3,000,000     12,500,000
Sumitomo Mitsui Banking Corporation           2,400,000     5,200,000     2,400,000     10,000,000
The Sumitomo Trust and Banking Co.,
   Ltd., Singapore Branch                     2,040,000     4,420,000     2,040,000      8,500,000
Syndicate Bank                                  780,000     1,690,000       780,000      3,250,000
                                            -----------   -----------   -----------   ------------
TOTAL                                       $30,000,000   $65,000,000   $30,000,000   $125,000,000
                                            ===========   ===========   ===========   ============

                                   SCHEDULE 2

                              CONDITIONS PRECEDENT

                   CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.   BORROWER

     (a)  A copy of the constitutional documents of the Borrower.

     (b)  A copy of a resolution of the board of directors of the Borrower:

          (i) approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

          (ii) authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

          (iii) authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

     (c) A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

     (d) A certificate of the Borrower (signed by an Authorised Signatory) confirming that borrowing the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

     (e) A certificate of an Authorised Signatory of the Borrower certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

     (f) A Compliance Certificate duly signed by two Authorised Signatories of the Borrower confirming, inter alia, compliance with the financial covenants set out in Clause 19 (Financial Covenants).

2.   LEGAL OPINIONS

     (a) A legal opinion of Clifford Chance LLP, legal advisers to the Lead Arrangers, Agent and Original Lenders in England, in form and substance satisfactory to the Agent.

     (b) A legal opinion of the legal advisers to the Lead Arrangers, Agent and Original Lenders in the Republic of India in form and substance satisfactory to the Agent.

3.   OTHER DOCUMENTS AND EVIDENCE

     (a) Evidence that any process agent referred to in Clause 36.2 (Service of process) has accepted its appointment.

     (b) A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document

     (c)  The Original Financial Statements of the Borrower.

     (d) Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 9 (Fees) of each Facility Agreement and Clause 16 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

     (e) Evidence (in the form of a letter from the Borrower to the Agent and the Lenders) that each of the representations and undertakings in Clauses 17 (Representation), 18 (Information Undertakings), 19 (Financial Covenants) and 20 (General Undertakings) are true and accurate by reference to the facts and circumstances subsisting on the date of execution of this Agreement.

     (f) Evidence that the Borrower has delivered a duly completed Form 83 to the Department of Statistical Analysis and Computer Services (DESACS) of the RBI to obtain a loan identification number for the Facility under this Agreement.

                                   SCHEDULE 3

                                    REQUESTS

                                     PART I

                               UTILISATION REQUEST

From:  Hindustan Zinc Limited

To:    ABN AMRO Bank N.V., as Agent

Dated: [___________] 2005

Dear Sirs

                 HINDUSTAN ZINC LIMITED - ONE HUNDRED AND TWENTY
           FIVE MILLION DOLLAR ($125,000,000) TERM FACILITY AGREEMENT
                 DATED [___________] JULY 2005 (THE "AGREEMENT")

1. We refer to the Agreement. This is the Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.   We wish to borrow a Loan on the following terms:

          Proposed Utilisation Date: [__________] (or, if that is not a Business
                                     Day, the next Business Day)

          Aggregate Amount:          $125,000,000 (as  below) or, if less, the
                                     Available Facility

TRANCHE   INTEREST PERIOD(1)      AMOUNT     REPAYMENT DATE
-------   ------------------   -----------   --------------
   A        [___] month(s)     $30,000,000     24 Nov 2006
   B        [___] month(s)     $65,000,000     24 Nov 2008
   C        [___] month(s)     $30,000,000     24 Nov 2010

3. We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.   The proceeds of this Loan should be credited to [account].

5.   This Utilisation Request is irrevocable.

----------
(1)  All interest periods must be the same for all Tranches

                                        Yours faithfully


                                        ----------------------------------------
                                        authorised signatory for
                                        HINDUSTAN ZINC LIMITED

                                     PART II

                                SELECTION NOTICE

From:  Hindustan Zinc Limited

To:    ABN AMRO Bank N.V., as Agent

Dated: [___________] 2005

Dear Sirs

                 HINDUSTAN ZINC LIMITED - ONE HUNDRED AND TWENTY
           FIVE MILLION DOLLAR ($125,000,000) TERM FACILITY AGREEMENT
                 DATED [___________] JULY 2005 (THE "AGREEMENT")

1. We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.   We refer to the Loan with an Interest Period ending on [___________].

     We request that the next Interest Period for the above Loan is [_____].

3.   This Selection Notice is irrevocable.

                                        Yours faithfully


                                        ----------------------------------------
                                        authorised signatory for
                                        HINDUSTAN ZINC LIMITED

                                   SCHEDULE 4

                             MANDATORY COST FORMULAE

1. The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Financial Services Authority or any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2. On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the "ADDITIONAL COST RATE") for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant
     Loan) and will be expressed as a percentage rate per annum.

3. The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4. The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

          E X 0.01
          -------- per cent. per annum.
             300

     Where:

     E is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per one million pounds (GBP1,000,000).

5.   For the purposes of this Schedule:

     (a) "FEES RULES" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

     (b) "FEE TARIFFS" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

     (c) "TARIFF BASE" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6. If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per one million pounds (GBP1,000,000) of the Tariff Base of that Reference Bank.

7. Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

     (a)  the jurisdiction of its Facility Office; and

     (b) any other information that the Agent may reasonably require for such purpose.

     Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

8. The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

9. The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

10. Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

11. The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

                                   SCHEDULE 5

                          FORM OF TRANSFER CERTIFICATE

To:    ABN AMRO Bank N.V., as Agent

From: [The Existing Lender] (the "EXISTING LENDER") and [The New Lender] (the "NEW LENDER")

Dated: [___________]

                 HINDUSTAN ZINC LIMITED - ONE HUNDRED AND TWENTY
           FIVE MILLION DOLLAR ($125,000,000) TERM FACILITY AGREEMENT
                 DATED [___________] JULY 2005 (THE "AGREEMENT")

1. We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.   We refer to Clause 22.5 (Procedure for transfer):

     (a) The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, rights and obligations under the Facility Agreement as referred to in the attached Schedule in accordance with Clause 22.5 (Procedure for transfer).

     (b)  The proposed Transfer Date is [___________].

     (c) The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 29.2 (Addresses) are set out in the Schedule.

3. The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 22.4 (Limitation of responsibility of Existing Lenders) of the Agreement.

4. This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.   This Transfer Certificate is governed by English law.

                                  THE SCHEDULE

               COMMITMENT/RIGHTS AND OBLIGATIONS TO BE TRANSFERRED

     [insert relevant details regarding Tranche A, Tranche B and Tranche C]
         [Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]                       [New Lender]


By:                                     By:
    ---------------------------------       ------------------------------------

This Transfer Certificate is accepted by the Agent


ABN AMRO Bank N.V., as Agent


By:
    ---------------------------------

                                   SCHEDULE 6

                         FORM OF COMPLIANCE CERTIFICATE

To:    ABN AMRO Bank N.V., as Agent

From:  Hindustan Zinc Limited

Dated: [___________]

Dear Sirs

                 HINDUSTAN ZINC LIMITED - ONE HUNDRED AND TWENTY
           FIVE MILLION DOLLAR ($125,000,000) TERM FACILITY AGREEMENT
                 DATED [___________] JULY 2005 (THE "AGREEMENT")

1. We refer to the Agreement. This is a Compliance Certificate Letter. Terms defined in the Agreement have the same meaning in this Compliance Certificate Letter unless given a different meaning in this Compliance Certificate.

2.   We confirm that:

     (a)  INTEREST COVER

          The ratio of EBIT to Interest Payable for the Relevant Period is not less than 3.0 : 1.0. The actual ratio of EBIT to Interest Payable for the Relevant Period is [insert].

     (b)  LEVERAGE

          The ratio of Total Debt to EBITDA for any Relevant Period does not exceed 2.5:1.0:

          The actual ratio of Total Debt to EBITDA for the Relevant Period is:
          [insert]

     (c)  DEBT SERVICE

          The ratio of EBITDA to Debt Service for any Relevant Period is not less than 1.5 : 1.0. The actual ratio of Total Debt to EBITDA for the Relevant Period is: [insert]

     (d)  TANGIBLE NET WORTH

          The Tangible Net Worth of the Borrower is not less than sixteen billion Indian Rupees (INR 16,000,000,000).

          As at the end of the Relevant Period, the Tangible Net Worth of the Borrower is: [insert]

     (e)  GEARING

          The ratio of Total Debt to Tangible Net Worth shall at no time exceed
          1.5 : 1.0.

          As at the end of the Relevant Period, the ratio of the Total Debt to Tangible Net Worth of the Borrower is: [insert].

3. We confirm that no Default has occurred, is continuing or will occur as a result of any Loan being made available under the Agreement*

4. We confirm that, as of the date hereof the Representations contained at clause 17 of the Agreement are true in all respects.**


Signed:
        -----------------------------   ----------------------------------------
        Authorised Signatory            Authorised Signatory
        Of                              Of
        Hindustan Zinc Limited          Hindustan Zinc Limited

[insert applicable certification language]***

REPORT BY AUDITOR ON COMPLIANCE CERTIFICATE****

In our opinion the attached Compliance Certificate and the financial statements upon which it is based give a true and fair view of the state of affairs of the Borrower at [insert date of certificate] and of the profit and source and application of funds of the Borrower for the financial year ended [date] and have been properly prepared in accordance with [insert relevant accounting principles].


-------------------------------------
for and on behalf of
[name of auditors of the Borrower]*****

* If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

** If any representation is untrue, the certificate should identify which representations cannot be made and to what extent they are inaccurate.

*** To be agreed with the Borrower's auditors and the Lenders prior to signing the Agreement.

**** Only applicable if the Compliance accompanies the audited financial statements and is to be signed by the auditors.

***** Only applicable if the Compliance Certificate accompanies the audited financial statements and is to be signed by the auditors. To be agreed with the Borrower's auditors prior to signing the Agreement.

                                   SIGNATURES

THE BORROWER

HINDUSTAN ZINC LIMITED


By:
    ---------------------------------

Address:   Vedanta House
           75, Nehru Road
           Vile Parle (East)
           Mumbai 400 099

Fax:       +91 5646 1450
Attention: Tarun Jain/Somnath Patil


THE LEAD ARRANGERS

ABN AMRO BANK N.V.


By:
    ---------------------------------

Address:   63 Chulia Street
           13th Floor
           Singapore 049514

Fax:       +65 6536 2758/7816
Attention: Yong Peck Yuen/Grace Kong


CALYON


By:
    ---------------------------------

Address    168 Robinson Rd #22-01,
           Capital Tower
           Singapore 06891

Fax:       +65 6532 2422
Attention: John Tai

STANDARD CHARTERED BANK


By:                                                         (SIGNED)
    ---------------------------------

Address:   19th Floor, New London Bridge House,
           25 London Bridge Street,
           London SE1 9TB

Fax:       +44 20 7280 6504
Attention: Claire Howard / Elain Palmer


THE AGENT

ABN AMRO BANK N.V.


By:                                                         (SIGNED)
    ---------------------------------

Address:   63 Chulia Street
           13th Floor
           Singapore 049514

Fax:       +65 6536 2758/7816
Attention: Yong Peck Yuen/Grace Kong


THE ORIGINAL LENDERS

ABN AMRO BANK N.V.


By:                                                         (SIGNED)
    ---------------------------------

Address:   63 Chulia Street
           13th Floor
           Singapore 049514

Fax:       +65 6536 2758/7816
Attention: Yong Peck Yuen / Grace Kong

BANK OF TAIWAN, SINGAPORE BRANCH


By:                                                         (SIGNED)
    ---------------------------------

Address:   80 Raffles Place #28-20,
           UOB Plaza 2
           Singapore 048624

Fax:       +65 653 68203
Attention: James Hsu Chih Wen,
           Deputy General Manager


CALYON. SINGAPORE BRANCH


By:                                                         (SIGNED)
    ---------------------------------

Address:   168 Robinson Rd #22-01,
           Capital Tower,
           Singapore 06891

Fax:       +65 6532 2422
Attention: John Tai


CANARA BANK


By:                                                         (SIGNED)
    ---------------------------------

Address:   Longbow House
           14/20 Chiswell Street
           London EC1Y 4TW
           England

Fax:       +44 207 374 2468
Attention: P. Babu


CATHAY UNITED BANK


By:                                                         (SIGNED)
    ---------------------------------

Address:   3F 65 Kuan Chien Road
           Taipai
           Taiwan

Fax:       +886 2 2370 3794
Attention: Susan Huang/David Chu

CHANG HWA COMMERCIAL BANK LTD.


By:                                                         (SIGNED)
    ---------------------------------

Address:   5th Floor
           No. 57, Sec 2 Chung Shan
           Taipai
           Republic of China

Fax:       +886 2 25214873
Attention: Emme Chen


CHIAO TUNG BANK CO., LTD.,
SINGAPORE BRANCH


By:                                                         (SIGNED)
    ---------------------------------

Address:   80 Raffles Place #23-20,
           UOB Plaza 2
           Singapore 048624

Fax:       +65 6536 0680
Attention: Joanne Chung/ Peh Bee Choon


DBS BANK LIMITED


By:                                                         (SIGNED)
    ---------------------------------

Address:   6, Shenton Way
           DBS Building Tower One
           Singapore 068809

Fax:       +65 6225 8407 / +91 22 5638 8898

THE EXPORT-IMPORT BANK OF THE REPUBLIC OF CHINA


By:                                                         (SIGNED)
    ---------------------------------

Address:   7th Floor
           3 Nanhai Road
           Taipei (100)
           Taiwan
           Republic of China

Fax:       +886 2 2341 5297
Attention: Linda Wu/Timothy Wang


HUA NAN COMMERCIAL BANK, SINGAPORE BRANCH


By:                                                         (SIGNED)
    ---------------------------------

Address:   80 Robinson Road #14-03
           Singapore 068898

Fax:       +65 6324 2878
Attention: Albert Tsai / Ng Poh Choo


THE INTERNATIONAL COMMERCIAL BANK OF CHINA, CO. LTD.,
LABUAN BRANCH


By:                                                         (SIGNED)
    ---------------------------------

Address:   Suite 12-04, Level 12,
           Wisma Goldhill 67
           Jalan Raja Chulan
           50200 Kuala Lumpur
           Malaysia

Fax:       +60 3 20266799
Attention: Simon Chen / Lisa Wang

MASCAREIGNES INTERNATIONAL BANK LTD


By:                                                         (SIGNED)
    ---------------------------------

Address:   One Cathedral Square Level 8
           16 Jules Koenig Street
           PO Box 489
           Port Louis
           Mauritius

Fax:       +230 212 4983
Attention: Hrishikesh Dixit/Shrada Goburdhan


MIZUHO CORPORATE BANK, LTD.
SINGAPORE BRANCH


By:                                                         (SIGNED)
    ---------------------------------

Address:   168 Robinson Road
           #13-00 Capital Tower
           Singapore 068912

Fax:       +65 6416 0590
Attention: Bonnie Lam/Yvonne Lim/Jennie Ang


NATIONAL BANK OF KUWAIT S.A.K.


By:                                                         (SIGNED)
    ---------------------------------

Address:   9 Raffles Place
           #51-01 Republic Plaza
           Singapore 048619

Fax:       +65 6224 5438
Attention: Tan Kim Lan/Charles Ong

THE SHANGHAI COMMERCIAL & SAVINGS BANK, LTD.


By:                                                         (SIGNED)
    ---------------------------------

Address:   IF, No. 2, Section 1, Min Chuan East Road
           Taipei
           Taiwan

Fax:       +886 2 2567 1925
Attention: Kevin Shiao/Cimy Tseng


STANDARD CHARTERED BANK


By:                                                         (SIGNED)
    ---------------------------------

Address:   19th Floor, New London Bridge House
           25 London Bridge Street,
           London SE1 9TB

Fax:       +44 020 7280 6504
Attention: Claire Howard / Elaine Palmer


SUMITOMO MITSUI BANKING CORPORATION


By:                                                         (SIGNED)
    ---------------------------------

Address:   3 Temasek Avenue
           #06-01 Centennial Tower
           Singapore 039190

Fax:       +65 6887 0220
Attention: Nancy Chew/Harold Lim


THE SUMITOMO TRUST & BANKING CO., LTD.
SINGAPORE BRANCH


By:                                                         (SIGNED)
    ---------------------------------

Address:   8 Shenton Way
           #45-01 Temasek Tower
           Singapore 068811

Fax:       +65 6224 2873
Attention: Ho Lai Har

SYNDICATE BANK


By:                                                         (SIGNED)
    ---------------------------------

Address:   2A Eastcheap
           London
           EC3M 1LH
           England

Fax:       +44 207 283 3830
Attention: Derek J. Dove-Dixon